UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2007

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 12, 2007, Orthovita, Inc. entered into a binding term sheet to acquire raw material, equipment and a technology license from Allergan, Inc. and its affiliate Allergan Sales, LLC for an aggregate purchase price of approximately $6.6 million in cash. Orthovita expects to make the purchase price payment in a lump sum on or about October 31, 2008. The term sheet provides for a definitive agreement to be entered into on or before November 1, 2007.

The raw material, equipment and license to be acquired from Allergan relate primarily to the production of Orthovita’s VITAGEL® Surgical Hemostat product, which combines the biomaterials bovine collagen and thrombin with the patient’s autologous plasma. The term sheet provides that Allergan, which currently supplies collagen for VITAGEL, will manufacture and supply specified quantities of collagen to Orthovita no later than October 31, 2008. These quantities are in addition to collagen to be supplied by Allergan to Orthovita under an existing supply arrangement. Additionally, under the term sheet, Allergan agreed to sell Orthovita certain collagen production and test equipment. Allergan also agreed to grant Orthovita a non-exclusive, perpetual, royalty-free, irrevocable license to certain collagen production process technology and know-how. The license rights are limited to certain uses, including those related to the processing and production of collagen for surgical hemostats.

The press release issued by Orthovita on October 18, 2007 announcing the binding term sheet is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated October 18, 2007, issued by Orthovita, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

	By:	/s/ Albert J. Pavucek, Jr.
Chief Financial Officer

Dated: October 18, 2007